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FIRST AMENDMENT
TO TULLY'S COFFEE LICENSE AGREEMENT

[*—Material has been omitted pursuant to a request for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The redacted material has been filed separately with the Securities and Exchange Commission.]

        This First Amendment to Tully's Coffee License Agreement (the "First Amendment") is made this 1st day of October, 2001 by and between TULLY'S COFFEE CORPORATION, a Washington corporation, doing business at 3100 Airport Way South, Seattle, Washington 98134, U.S.A. ("Licensor"), and TULLY'S COFFEE JAPAN, LTD. a company organized under the laws of Japan, doing business at 3-4-1 Takanawa, Minato-ku, Tokyo, Japan ("Licensee").

RECITALS

        A.    On April 26, 2001, Licensor and Licensee entered into that certain Tully's Coffee License Agreement (the "License Agreement") that sets forth the terms and conditions under which Licensee was granted an exclusive license to use, inter alia, Licensor's know-how, trade secrets, proprietary information and designs, Business Names, and Trademarks in association with the operation of Tully's Stores in Japan (referred to herein as the "Territory").

        B.    The parties desire to amend the License Agreement to grant Licensee an exclusive license to use, inter alia, Licensor's know-how, trade secrets, proprietary information and designs, Business Names, and Trademarks in connection with wholesale sale of roasted coffee beans and ground coffee in the Territory.

        C.    The following terms used herein shall have the meanings ascribed thereto in the License Agreement: Business Names; Trademarks; and Tully's Stores.

        NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

        1.    The License Agreement is hereby amended as follows:

          1.1      Sections 1 through 3 of the License Agreement are deleted in their entirety and new Sections 1 through 6 are inserted to read as follows:

          1.        Grant of License.    During the term of this Agreement, Licensor hereby grants to Licensee the exclusive license to: (a) operate Tully's Stores in the Territory and to use such Tully's Store designs, formats, signs, equipment, layout, systems, procedures, copyrights, know-how, the Business Names, and the Trademarks in the Territory (collectively, the "Retail Rights") in connection with the operation of retail Tully's Stores in the Territory on the terms and conditions stated herein and (b) to use such formats, signs, equipment, layout, systems, procedures, copyrights, know-how, the Business Names, and the Trademarks in the Territory in connection with the wholesale sale of roasted coffee beans and ground coffee in the Territory on the terms and conditions stated herein (the "Wholesale Rights"). The Retail Rights and the Wholesale Rights include the rights to utilize in the Territory the present and future names and marks used by Licensor in its operations of Tully's Stores and U.S. wholesale operations whether registered or unregistered. The Retail Rights and the Wholesale Rights are sometimes collectively referred to herein as the "Rights". Licensee shall use its reasonable best efforts to promote and market the Rights in the Territory.

          2.        Compensation.

            a.        Payment—Franchise Operations.    Unless otherwise agreed to in writing by Licensor, all franchise arrangements (including all existing franchisees listed on the attached Schedule C) shall provide that each franchisee shall pay a royalty fee of [ * ] on all net revenues (as defined below). The royalty fee shall be allocated [ * ] to the Licensee and [ * ] to Licensor (the "Licensor Franchise Royalty Fee"). As used in this Agreement, the term "net revenues" shall mean and include the actual gross charges for all products and services of any kind or nature sold in connection with the Business Names or Trademarks, for cash or credit through any business conducted by any franchisee, but excluding sales, use, service, or excise taxes collected from customers and paid to the appropriate taxing authority. The Licensor Franchise Royalty Fee shall be payable by Licensee on or before the end of the month following the month in which the net revenues were generated by the franchisee.

            b.        Payment and Reports.    Licensee agrees to report and pay the royalties set forth in this Section 2 as follows:

              (1)      Reporting.    Within thirty (30) days after the end of each calendar month, Licensee will send Licensor a written report on (i) all net revenues under Section 2.a., and (ii) a computation of the royalties due.

              (2)      Payments.    Licensee agrees to pay the royalties due by the time the report is due, i.e., within thirty (30) days after the end of each calendar month. With respect to the royalty payment under Section 2.a, Licensee is entitled to withhold and pay to appropriate government authorities applicable withholding taxes.

              (3)      Form of Payment.    Unless otherwise specified, all payments to be made under this Section 2 will be in Japanese yen and will be made by check or by wire transfer to a bank account specified by Licensor in writing.

              (4)      Late Payments.    Late payments will accrue interest from the date due until paid in full at the lower of (x) a floating yearly rate equal to three percent (3%) plus the prime rate for short-term unsecured commercial loans announced from time to time by Bank of America, Seattle, Washington, USA and (y) the highest rate permitted by law.

              (5)      Performance Under Reservation of Rights.    For the avoidance of doubt, in the event of a dispute between the parties regarding any payment or performance due or claimed to be due under this Agreement by Licensee, Licensee shall have the right to pay such amount or render such performance under a reservation of rights (by using the words "reservation of rights", "without prejudice", or "under protest") (i.e., any such payment or performance shall not be rejected by Licensor on the basis that the reservation of rights renders it a conditional payment or performance, and any such payment or performance shall not prejudice the rights reserved).

          3.        Record Keeping.    Licensee agrees to make copies of all reports to Licensor and copies of original agreements, bills and invoices containing the information needed to prepare them and to keep them for a period of at least three (3) years.

          4.        Audits; Quality Control Inspections.    Licensor shall have the right, on a quarterly basis during the calendar year during the term of this License Agreement and on an annual basis for three (3) years thereafter, to have independent certified public accountants reasonably acceptable to Licensee audit all records that the License Agreement requires Licensee to make and keep. All audits will be begun upon at least forty-eight (48) hours' prior notice. Licensor shall be solely responsible for the auditor's fees for the quarterly audits, provided that in the event that any audit shows a shortfall of more than five percent (5%) in any payment as reported or paid to Licensor for the period under audit, Licensee will pay the entire auditor's fee for the examination that discloses such shortfall. All audits will be in confidence, and the auditors will disclose to Licensor only the information necessary to verify payments due, and not Licensee's customer lists.

          5.        No Sublicensing; Franchises.    Except as set forth below with respect to franchisees of the Retail Rights, Licensee may not sublicense or franchise any of the rights conferred upon Licensee by this Agreement. Notwithstanding the above and subject to the conditions stated below, Licensee may enter into franchise agreements with franchisees pursuant to which Licensee may grant the right to use the Retail Rights in the Territory to a franchisee. Except as to the existing franchise arrangements with the parties listed on Schedule C hereto, no such franchise arrangement shall be entered into with a franchisee unless and until Licensor approves of such franchisee, which approval shall not be unreasonably withheld or delayed. The parties acknowledge one condition to any such approval by Licensor shall be that such franchise arrangement shall be governed by a written franchise agreement acceptable to Licensor. Such written franchise agreement shall, if requested by Licensor, include Licensor as a party thereto solely for the purposes of maintaining a direct right to enforce Licensor's Standard Specifications (as defined in this Agreement) and other specifications and requirements with respect to the use of the Retail Rights by such franchisee.

          6.        Wholesale Rights.

            a.        Wholesale and Other Distribution Customers.    Licensor will furnish to Licensee standard operating specification and criteria for the selection of wholesale customers for Tully's products in the Territory (the "Wholesale Specifications"). Licensee agrees that all wholesale and other distribution customers (the "Wholesale Customers") in the Territory shall materially comply with Licensor's Wholesale Specifications, as adopted by Licensor from time to time. Licensor shall have the right to require Licensee to reject Wholesale Customers based on Licensor's determination that such Wholesale Customers do not meet the Wholesale Specifications. Licensee shall use its reasonable best efforts to prepare and deliver an annual marketing plan for Wholesale Customers.

            b.        Equipment, Fixtures and Signs.    Licensee agrees to cause all Wholesale Customers to materially comply with the Wholesale Specifications in their operations in the Territory, including use of equipment, fixtures, furniture and signs that are consistent with Licensor's Wholesale Specifications. Licensee further shall cause Wholesale Customers to place or display at their premises only such signs, emblems, logos, lettering, and display materials that are consistent with Licensor's Wholesale Specifications.

          1.2      The Section entitled "Operation and Development of Stores" shall be renumbered to become Section 7. All Sections thereafter shall be renumbered sequentially. All internal cross-referencing between Sections shall be renumbered accordingly.

          1.3      The cure periods set forth in Section 17.b. (4) and Section 17.b. (6) shall be changed from seven (7) days to fourteen (14) days.

          1.4      A new Section 17.b. (7) shall be inserted following Section 17.b (6) as follows:

            (7)      undergoes a "change in control" of TCJ. For purposes of this Agreement, the term "change in control" shall mean (i) any sale, transfer, assignment or other disposition, whether by operation of law or otherwise, of TCJ's voting or other securities, which results in any third party owning more than a majority of TCJ's voting stock, (ii) the sale of substantially all of TCJ's assets in one or a series of transactions other than to its wholly-owned subsidiary, (iii) a merger or consolidation with any other entity in which TCJ is not the surviving entity, or (iv) the acquisition by a third party of the right to nominate a majority of members of the board of directors of TCJ.

          1.5      A new Section 17.c shall be inserted following Section 17.b as follows:

            17.c    Licensee' purchase option

              In the event that (1) Licensor files or has filed against it a petition in bankruptcy or any similar proceeding or files any pleading seeking any reorganization, liquidation, or dissolution under any law, and (2) in any such proceeding a final order is entered rejecting or otherwise fully and completely terminating Licensee's rights under this Agreement as a result of act or acts of either Licensor or a Trustee in any such proceeding, Licensee shall have an option (the "Option"), exercisable only within thirty days after the issuance of any order confirming the rejection or termination referenced above by notice in writing to Licensor, to purchase the Rights granted under this Agreement at a price equal to the Fair Market Value thereof. The parties specifically agree that such Rights shall include any business names, trademarks and any other intellectual property registered under the name of Licensor in the Territory solely to extent the same relate to the use of such rights in the Territory (the "Registered Rights"). As a result of the exercise of the Option by Licensee and at the closing of the transaction contemplated thereby (including full payment of the Fair Market Value of such Rights), Licensee shall be registered in Japan as the owner of the Registered Rights and Licensor shall execute all such documents as are reasonably necessary to complete such registration. The Fair Market Value of the Rights shall be equal to the price which would be paid assuming a willing seller and a willing buyer of the rights subject to the Option. In the event Licensee fails to provide Licensor with written notice within thirty (30) days of the final order of its unconditional exercise of the Option as provided for above, the Option shall terminate. When Licensee exercises the option granted under this Section 17.c., notwithstanding anything to the contrary herein or in the Supply Agreement, this Agreement, the Supply Agreement any other agreement (if any) between Licensor and Licensee that may in any way restrict Licensees rights or freedom to conduct its business using the Rights, shall terminate, provided, however, that Licensor's obligations under this Section 17c shall survive the termination of this Agreement.

        2.        Except as specifically set forth in this First Amendment, the remaining terms and conditions of the License Agreement shall remain unchanged and shall remain in full force and effect. All Licensee and Licensor rights and obligations contained in the License Agreement pertaining to the Retail Rights granted therein shall also apply to the Wholesale Rights.

        3.        In the event of a conflict between the provisions of this First Amendment and the License Agreement, the provisions of this First Amendment shall prevail.

        4.        This First Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document notwithstanding that both parties are no signatories to each counterpart. However, this First Amendment shall not be enforceable against a party until a counterpart has been executed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

LICENSOR:
TULLY'S COFFEE CORPORATION

By:
Marc Evanger, its President and CEO

LICENSEE:
TULLY'S COFFEE JAPAN, LTD.

By:
Kouta Matsuda, its President

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FIRST AMENDMENT TO TULLY'S COFFEE LICENSE AGREEMENT